UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

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Verint Files Definitive Proxy Materials, Sends Letter to Stockholders

Verint Notes Board-Led Strategy Is Working; 56% Increase in Stock Price; Experiencing Strong Business Momentum, Accelerating Revenue Growth and Driving Double Digit EPS Growth

Company Well-Positioned to Continue to Deliver Significant Stockholder Value Creation and Believes

Neuberger Berman’s Actions are Highly Unwarranted

Company Recommends Stockholders Vote “FOR” Verint’s Highly Qualified Board of Directors by Voting

the WHITE Proxy Card

MELVILLE, N.Y. – May 8, 2019 – Verint® Systems Inc. (Nasdaq: VRNT) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Stockholders to be held on June 20, 2019, at 8:30 a.m. ET. Stockholders of record as of May 7, 2019 will be entitled to vote at the meeting.

Verint today sent a letter to stockholders urging them to vote the WHITE proxy card “FOR” all of the Company’s highly qualified and experienced directors, who are overseeing strong performance at Verint. The letter details how Verint’s successful Board-led strategy is driving strong performance, the extensive engagement the Verint Board has had with Neuberger Berman, a 2.6% stockholder in the Company, and explains why Neuberger Berman’s decision to launch a proxy fight is unwarranted.

The stockholder letter, along with other materials related to the Company’s 2019 Annual Meeting, will be available at www.VoteVerint.com and at www.sec.gov. The website will be updated as additional information becomes available.

The full text of Verint’s letter to stockholders follows.

May 8, 2019

Dear Fellow Stockholders,

You have a very important decision to make at our upcoming Annual Meeting of Stockholders on June 20, 2019, regarding the future of Verint Systems. You will be asked whether you support the Verint Board — which has established and is overseeing a strategy that is delivering significant value — or whether you want to give outsized influence to Neuberger Berman, a 2.6% stockholder in Verint, who has nominated three directors to Verint’s Board.

Vote the WHITE proxy card FOR your Company’s highly qualified directors by telephone, over the Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Verint’s Board-led strategy is delivering strong operational performance, financial results and stock price appreciation

Two years ago, our Board of Directors conducted an extensive review of our Company’s strategy and long-term plan and, after thorough consideration, adopted a new growth strategy focused on innovation acceleration. This new growth strategy was designed to increase the pace of our innovation in automation and cloud across our business and has delivered enhanced revenue growth, margin expansion and double-digit EPS growth. In the 12 months prior to the filing of Verint’s preliminary proxy statement, which disclosed Neuberger Berman’s nominees, the value of your Verint stock increased 56.0%.1

We believe our strong financial results and our strong Total Stockholder Return (“TSR”) performance since the adoption of this strategy demonstrates the strength of our current Board. As the table below indicates, our stock has performed extremely well both on an absolute and a relative basis compared to the NASDAQ, Russell 2000 and S&P 500 indices over the most recent one-, two- and three-year periods. In the most recent one-year period alone, the value of your Verint stock has increased 49.5% compared to 10.8% for the NASDAQ, 1.6% for the Russell 2000 and 10.1% for the S&P 500.2

[1]	As of 4/8/19, the day before the filing of Verint’s preliminary proxy on 4/9/19, which disclosed Neuberger Berman’s nominees.
[2]	As of 5/7/19, the day prior to the filing of Verint’s definitive proxy statement.

To learn more visit: VoteVerint.com

Total Stockholder Returns through May 7, 2019[3] Verint Outperformed Indices for Last 1, 2 and 3 Years
	1 Year	2 Year	3 Year

VRNT	49.5%	57.8%	90.1%

NASDAQ	10.8%	33.4%	73.8%

Russell 2000	1.6%	16.3%	47.9%

S&P 500	10.1%	25.1%	48.9%

Driving our strong stock price appreciation has been the successful execution of our growth strategy and growing business momentum. Below is a summary of our financial results in the most recently completed year, which were strong across practically every key financial metric, including accelerated revenue growth (8.2% compared to 7.2% in the prior year on a non-GAAP basis), continued margin expansion (180 bps of expansion on a non-GAAP basis), double digits EPS growth (14% year-over-year on a non-GAAP basis), and strong cash from operations (22% year-over-year on a GAAP basis).

Strong FY 2019 Results (Year Ended January 31, 2019) Accelerating Revenue Growth, Expanding Margins, Double-Digit EPS Growth, and Strong Cash Flow from Operations

	GAAP	Change YoY	Non-Gaap	Change YoY
Company Revenue	$1,230M	+8.3%	$1,245M	+8.2%

Customer Engagement	$796M	+7.6%	$811M	+7.5%

Cyber Intelligence	$433M	+9.7%	$434M	+9.7%

Gross Margin	63.5%	+290bps	66.6%	+120bps

Operating Margin	9.3%	+500bps	21.4%	+180bps

Diluted EPS	$1.00	($0.10) in FY18	$3.21	+14.2%

Cash from Operations	$215M	+22%

Verint is well-positioned for continued momentum with accelerating revenue growth and continued double-digit earnings growth

As a result of the successful execution of our strategy, Verint recently raised guidance for the second time for fiscal year 2020, increasing our non-GAAP revenue outlook to $1.37B, representing 10% year-over-year growth (which would result in another year of revenue acceleration compared to 7.2% growth in fiscal year 2018 and 8.2% growth in fiscal year 2019). We also increased our non-GAAP EPS guidance to $3.60, representing 12% year-over-year growth (another year of margin expansion and double digit EPS growth).

The Accelerating Revenue Growth chart illustrates our strong business momentum and revenue acceleration from fiscal year 2017 to fiscal year 2020 (the current year ending January 31, 2020).

[3]	The day prior to the filing of Verint’s definitive proxy statement.

To learn more visit: VoteVerint.com

Contributing to our strong momentum is our automation and cloud leadership and looking forward we expect non-GAAP cloud revenue to grow approximately 40% this year, to nearly $250M, and to grow at a CAGR of 30-40% over the next three years.

Verint regularly solicits and welcomes stockholder input and has had extensive discussions with Neuberger Berman

We maintain a very active stockholder engagement program, soliciting input from our stockholders on a regular basis on a broad range of topics, including investor communications and governance. We held more than 250 investor meetings over the last 12 months. We also spoke or corresponded with investors representing approximately 70% of our shares over the last 12 months.

With respect to Neuberger Berman, over the past three years, members of the Board and management team have spoken with Neuberger Berman and its managing director, Benjamin Nahum, more than 20 times and have carefully listened to their ideas. In fact, we have dedicated hundreds of hours to engaging with Neuberger Berman and analyzing their suggestions, far more time than with any other stockholder.

We approached our conversations with Neuberger Berman with an open mind, as we do with all of our stockholders. Unfortunately, our experience with Mr. Nahum is that he is single-mindedly focused on one goal – to put his nominees on our Board, even if his candidates are not qualified or additive.

In spite of our excellent performance and record of Board refreshment, Neuberger Berman has made numerous unfounded and ill-informed comments and criticisms about us and our Board as pressure tactics to justify its pursuit of outsized influence on our Board. While we are happy to have a constructive dialogue with Neuberger Berman, we intend to continue to resist such pressure tactics and protect the interests of our other stockholders. We believe Mr. Nahum’s self-serving goal is to publicly position his fund as an “activist fund.”

In short, we believe Neuberger Berman has chosen the wrong company at the wrong time, and has launched a distracting and costly proxy battle that may help Mr. Nahum market his fund, but is not in the best interests of Verint’s stockholders.

Verint strongly believes Neuberger Berman’s indiscriminate approach to Board nominations is not in stockholders’ best interests

We take the Board nomination process very seriously. Stockholders need to know that our highly qualified Board is dedicated to good management oversight and protecting the interests of all stockholders. Through our ongoing practice of Board refreshment, we have added three new directors over the last three years, including one director at Neuberger Berman’s suggestion in 2017, and we will continue this refreshment process going forward as the Company and its needs continue to evolve.

In contrast, Neuberger Berman’s seemingly indiscriminate approach to director nominations has resulted in their putting forward seven different candidates for our Board over the last few months. Our Board, led by our Lead Independent Director, spent considerable time reviewing these seven candidates, including the three nominees formally nominated by Neuberger Berman. In our view, it is clear that these individuals were nominated only because they were willing to participate in Neuberger Berman’s proxy contest and not because they are qualified or additive to our Board.

Verint’s highly qualified, independent and refreshed Board is committed and best qualified to execute the strategy to drive value creation for all Verint stockholders

Under our current Board’s stewardship, Verint has just completed two years of compelling growth resulting in significant share price appreciation. And, Verint has provided strong guidance for the current fiscal year, as well as long-term visibility on several important metrics, all of which exemplify the Board’s focus on creating sustainable long-term stockholder value.

We look forward to speaking with our stockholders in the coming weeks to discuss the merits of our strategy and Board composition, and why we do not believe it would be in stockholders’ best interests to add any of the nominees put forward by Neuberger Berman.

We strongly urge stockholders to support Verint by voting FOR Verint’s entire slate of 8 highly qualified and experienced directors on the WHITE proxy card.

Sincerely,

The Board of Directors of Verint Systems Inc.

If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:
TOLL-FREE at 1 (877) 750-9496

Remember: Please simply discard any Gold proxy card you may receive from Neuberger Berman. Any vote on Neuberger Berman’s Gold proxy card (even a vote in protest of their nominees) will revoke any earlier proxy card that you have submitted to Verint

To learn more visit: VoteVerint.com

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This document contains non-GAAP financial measures and non-GAAP forward looking statements. The tables below reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

	Year Ended January 31,
(in thousands)	2019	2018	2017

Segment Revenue

GAAP Revenue by Segment
Customer Engagement	$796,287	$740,067	$705,897
Cyber Intelligence	433,460	395,162	356,209

GAAP Total Revenue	$1,229,747	$1,135,229	$1,062,106

Revenue Adjustments
Customer Engagement	$15,059	$14,971	$10,266
Cyber Intelligence	293	258	324

Total Revenue Adjustments	$15,352	$15,229	$10,590

Non-GAAP Revenue by Segment
Customer Engagement	$811,346	$755,038	$716,163
Cyber Intelligence	433,753	395,420	356,533

Non-GAAP Total Revenue	$1,245,099	$1,150,458	$1,072,696

To learn more visit: VoteVerint.com

	Year Ended January 31,
(in thousands)	2019	2018

Table of Reconciliation from GAAP Cloud Revenue to Non-GAAP Cloud Revenue

Customer Engagement
Cloud revenue - GAAP	$150,743	$122,043
Estimated revenue adjustments	14,690	12,976

Cloud revenue - non-GAAP	$165,433	$135,019

Financial Outlook for FY2020 (Year Ending January 31, 2020)

Our non-GAAP outlook for revenue and EPS for the year ending January 31, 2020 is as follows:

•	Revenue: Increasing by $25 million to $1.37 billion with a range of +/- 2%
○	Reflects 10% year-over-year growth
•	EPS: Increasing by 10 cents to $3.60 at the midpoint of our revenue guidance
○	Reflects 12% year-over-year growth

Our non-GAAP outlook for the year ending January 31, 2020 excludes the following GAAP measures which we are able to quantify with reasonable certainty:

•	Amortization of intangible assets of approximately $56 million for the year ending January 31, 2020.
•	Amortization of discount on convertible notes of approximately $12 million for the year ending January 31, 2020.

Our non-GAAP outlook for the year ending January 31, 2020 excludes the following GAAP measures for which we are able to provide a range of probable significance:

•	Revenue adjustments are expected to be between approximately $21 million and $25 million for the year ending January 31, 2020.
•

Stock-based compensation is expected to be between approximately $66 million and $70 million for the year ending January 31, 2020, assuming market prices for our common stock approximately consistent with current levels.

Our non-GAAP outlook does not include the potential impact of any in-process business acquisitions that may close after the date hereof, and, unless otherwise specified, reflects foreign currency exchange rates approximately consistent with current rates.

We are unable, without unreasonable efforts, to provide a reconciliation for other GAAP measures which are excluded from our non-GAAP outlook, including the impact of future business acquisitions or acquisition expenses, future restructuring expenses, and non-GAAP income tax adjustments due to the level of unpredictability and uncertainty associated with these items. For these same reasons, we are unable to assess the probable significance of these excluded items. While historical results may not be indicative of future results, actual amounts for the year ended January 31, 2019 and 2018 for the GAAP measures excluded from our non-GAAP outlook appear in Table 3 to our earnings press release filed on March 27, 2019.

About Verint Systems Inc.

Verint® (Nasdaq: VRNT) is a global leader in Actionable Intelligence® solutions with a focus on customer engagement optimization and cyber intelligence. Today, over 10,000 organizations in more than 180 countries—

To learn more visit: VoteVerint.com

including over 85 percent of the Fortune 100—count on intelligence from Verint solutions to make more informed, effective and timely decisions. Learn more about how we’re creating A Smarter World with Actionable Intelligence® at www.verint.com.

VERINT, ACTIONABLE INTELLIGENCE, THE CUSTOMER ENGAGEMENT COMPANY, NEXT IT, FORESEE, OPINIONLAB, KIRAN ANALYTICS, TERROGENCE, SENSECY, CUSTOMER ENGAGEMENT SOLUTIONS, CYBER INTELLIGENCE SOLUTIONS, EDGEVR, RELIANT, VANTAGE, STAR-GATE, SUNTECH, and VIGIA are trademarks or registered trademarks of Verint Systems Inc. or its subsidiaries. Other trademarks mentioned are the property of their respective owners.

Important Additional Information and Where to Find It

Verint has filed a definitive proxy statement on Schedule 14A and form of associated WHITE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2019 Annual Meeting (the “Definitive Proxy Statement”). Details concerning the nominees of Verint’s Board of Directors for election at the 2019 Annual Meeting are included in the Definitive Proxy Statement. Verint will mail solicitation materials, including a WHITE proxy card, to stockholders of record entitled to vote at the 2019 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING VERINT’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the Definitive Proxy Statement and of these other documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Verint at http://www.verint.com/investor-relations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants

Verint, its directors and certain of its officers and other employees will be deemed to be participants in the solicitation of Verint’s stockholders in connection with Verint’s 2019 Annual Meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons is set forth in the Definitive Proxy Statement filed with the SEC in connection with Verint’s 2019 Annual Meeting. Additional information regarding the interests of participants of Verint in the solicitation of proxies in respect of Verint’s 2019 Annual Meeting will be filed with the SEC when they become available. Stockholders will be able to obtain a free copy of the Definitive Proxy Statement and other documents filed by Verint with the SEC from the sources listed above.

This press release contains “forward-looking statements,” including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks, uncertainties and assumptions, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2019, and other filings we make with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, Verint assumes no obligation to update or revise them or to provide reasons why actual results may differ.

Contact:

Investor Relations	Media

Alan Roden	Jim Barron/David Millar

Verint Systems Inc.	Sard Verbinnen & Co.

alan.roden@verint.com	212 687 8080

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